EXHIBIT 10

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (“Second Amendment”) dated as of October 21, 2005, is entered into among Titan International, Inc. (the “Company”), the financial institutions that are or may from time to time become parties to the Credit Agreement hereinafter described and LaSalle Bank National Association, both individually as a Lender and as Administrative Agent (collectively, the “Lenders”). Capitalized terms used herein without definition shall have the same meanings herein as ascribed to such terms in the Credit Agreement.

WITNESSETH:

WHEREAS, the Company, the Lenders and General Electric Capital Corporation, as Co-Agent and a Lender (“GE Capital”) are party to that certain Credit Agreement dated as of July 23, 2004 (together with all amendments, exhibits, schedules, attachments and appendices thereto, the “Credit Agreement”); and

WHEREAS, the Company, GE Capital and the Lenders entered into a First Amendment to Credit Agreement dated as of February 16, 2005, whereby certain terms and conditions of the Credit Agreement were modified and revised (the “First Amendment”) (as used herein the Credit Agreement shall mean the Credit Agreement as modified and amended by the First Amendment); and

WHEREAS, the Company has requested that the Credit Agreement again be amended, inter alia, to (i) increase the amount of the Revolving Commitment from $100,000,000 to $200,000,000; (ii) add Titan Tire Corporation of Freeport, an Illinois corporation, as a Domestic Subsidiary of the Company thereunder; (iii) delete GE Capital as a party thereto as a result of the assignment of its interest therein to LaSalle Bank National Association; and (iv) add new Lenders as a result of the assignment by LaSalle Bank National Association of a portion of its interest therein to such Lenders; and

WHEREAS, the Lenders are willing to so amend the Credit Agreement pursuant to the terms and conditions of this Second Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Lenders hereby agree as follows:

1. From and after the date hereof, GE Capital is removed as a party to the Credit Agreement and all references to GE as a Lender, Co-Agent or Collateral Agent are deleted hereby and are stricken from the Credit Agreement. The Lenders executing this Second Amendment are added, as of the date hereof, as Lenders and as additional parties to the Credit Agreement.

2. The definitions of “Agents”, “Co-Agent”, “Commitment Letter”, “Existing Term Loan”, “Senior Debt” and “Subordinated Notes” as set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and all reference thereto are stricken from the Credit Agreement.

3. The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety to be and to read as follows:

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with (a) the Goodyear Acquisition; (b) the purchase of the Brownsville Facility for a purchase price not in excess of $18,000,000; and (c) the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising of the taking by eminent domain or condemnation of the assets being replaced.

“Commitment” means, as to any Lender, such Lender’s commitment to make Loans and to issue or participate in Letters of Credit under this Agreement. The amount of each Lender’s Commitment to make Loans is set forth on Annex A attached hereto as may be amended, if at all, and attached hereto from time to time.

“Domestic Subsidiaries” means collectively, Titan Tire Corporation, an Illinois corporation, Titan Tire Corporation of Freeport, an Illinois corporation, Titan Wheel Corporation of Illinois, an Illinois corporation and Titan Wheel Corporation of Virginia, a Virginia corporation and any Subsidiary formed in compliance with this Agreement after the Closing Date.

“Eligible Inventory” means Inventory of the Company or any Domestic Subsidiary which meets each of the following requirements:

(a) it (i) is subject to a perfected, first priority Lien in favor of the Agent and (ii) is not subject to any other assignment, claim or Lien;

(b) it is salable and not obsolete or discontinued;

(c) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(d) it is not subject to any agreement or license which would restrict the Agent’s ability to sell or otherwise dispose of such Inventory;

(e) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(f) it does not materially breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents; and

(g) it has a value not in excess of $30,000,000 in the aggregate if it is stored outside of the Mortgaged Real Property, the Freeport Facility (but only after the closing of the Goodyear Acquisition, if such closing occurs), the Brownsville Facility and that facility currently occupied by Titan Wheel Corporation of Virginia as its principal place of business; provided, however, that Inventory at the Brownsville Facility shall be excluded from such cap only in the event Administrative Agent has received with respect thereto a Landlord’s Waiver in a form acceptable to Administrative Agent or, in the event the Brownsville Facility is acquired by Borrower and encumbered by a mortgage, Administrative Agent has received a Mortgagee’s Waiver in a form acceptable to it.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

“Funded Debt” means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date) but excluding therefrom the Senior Convertible Notes, the IRB and the Debt Offering (provided such exclusion shall apply to the Debt Offering only at such time as, and to the extent that, the Net Cash Proceeds of the Debt Offering are used to prepay the Loans).

“Loan Documents” means this Agreement, the Notes, the Letter of Credit, the Master Letter of Credit Agreement, the Letter of Credit Applications, the Fee Letter, the Collateral Documents, the Subordination Agreements and all amendments, modifications, restatements, replacements or substitutions thereof along with all documents, instruments and agreements delivered in connection with any of the foregoing.

“Mortgage” means a mortgage, deed of trust or similar instrument granting the Administrative Agent a Lien on real property owned by the Company in Quincy, Illinois, by Titan Tire Corporation in Des Moines, Iowa, and, if purchased by a Loan Party who finances said purchase by a Loan made pursuant hereto, on the Brownsville Facility, but excluding the Freeport Facility and all other real estate owned by any Loan Party.

“Mortgaged Real Property” means the real property of the Company identified in the Mortgages and located in Quincy, Illinois and Des Moines, Iowa, together with the Brownsville Facility, if purchased by a Loan Party who finances said purchase through a Loan made pursuant hereto.

“Non-Use Fee Rate” means one-quarter of one percent (.25%).

“Revolving Commitment” means $200,000,000, as reduced from time to time pursuant to Section 6.1.

“Revolving Loan Availability” means that the lesser of (i) the Revolving Commitment, and (ii) the Borrowing Base; provided, however, until (x) the closing of the Goodyear Acquisition pursuant to the terms of the Asset Purchase Agreement (as in effect on the Effective Date or as amended with approval of the Administrative Agent), or (y) the closing of such other acquisition as is consented to by Required Lenders, the Revolving Loan Availability shall not exceed one hundred million dollars ($100,000,000.00).

“Senior Convertible Notes” means the original offering of $115,000,000 Senior Convertible Notes due 2009 issued by the Company in 2004.

“Subordinated Debt” means the Senior Convertible Notes, the Foreign Affiliate Note and any other unsecured consensual Debt of the Company, including the Debt Offering, which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Lenders.

“Termination Date” means the earlier to occur of (a) three (3) years from the Effective Date; or (b) such other date on which the Commitments terminate pursuant to Section 6 or 13.

4. Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions in its proper alphabetical order:
“Agent” means LaSalle and any successor thereto in such capacity.

“Brownsville Facility” means the land, building and improvements located at 6700 Paredes Line Road, Brownsville, Texas leased to Titan Tire Corporation of Texas.

“Debt Offering” means the Company’s proposed issuance of either (i) up to $150,000,000 (one hundred fifty million U.S. dollars) of senior unsecured debt offering; or (ii) such greater amount, i.e. more than $150,000,000 (one hundred fifty million U.S. dollars) of senior unsecured debt offering as may be approved by the Required Lenders.

“EBIT” means, for any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income amount for such period for Interest Expense and for foreign, federal, state and local income tax expense.

“Equity Offering” means the Company’s proposed issuance of shares of its common capital stock of up to $100,000,000 (one hundred million U.S. dollars) in capital plus “green shoe” not in excess of $15,000,000 (fifteen million U.S. dollars).

“Fee Letter” means the fee letter dated May 25, 2005 between the Administrative Agent and the Company.

“Freeport Facility” means the real estate, building, warehouse and improvements in Freeport, Illinois owned or leased by Goodyear Tire and to be acquired or leased, as the case may be, by Titan Tire Corporation as part of the Goodyear Acquisition.

“Goodyear Acquisition” means the acquisition by Titan Tire Corporation of certain assets including, but not limited to, the Freeport Facility upon the terms and conditions set forth in that certain Asset Purchase Agreement, as amended, between Titan Tire Corporation and Goodyear Tire dated February 28, 2005 (the “Asset Purchase Agreement”). Immediately following the closing of the Goodyear Acquisition, Titan Tire Corporation shall transfer all assets acquired from Goodyear Tire to Titan Tire Corporation of Freeport.

“Goodyear Tire” means Goodyear Tire & Rubber Company, a Delaware corporation, and its subsidiaries Goodyear Canada, Inc., Goodyear Servicios Comerciales, S. De R.L. De C.V., and The Kelly-Springfield Tire Corporation.

5. The Credit Agreement is amended by changing each and every reference in the Credit Agreement (after giving effect to Sections 1, 2 and 4 of this Second Amendment) to “Agents” to hereinafter be “Administrative Agent”.

6. Section 2.1.3(a) of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

(a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $40,000,000.00.

7. The third sentence of Section 2.2.1 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more then ten (10) different Groups of LIBOR Loans shall be outstanding at any time.

8. Section 5.3 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“5.3 Administrative Agent’s Fees. The Company agrees to pay the Administrative Agent the fees as are set forth in the Fee Letter.”

9. The Credit Agreement is amended by deleting Sections 5.4 and 5.5 entirely therefrom.

10. Section 6.1.2 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“6.1.2 Mandatory Reductions of Revolving Commitment. On the date of a Mandatory Prepayment Event under Section 6.2.2(a)(iii) hereof, the Revolving Commitment shall be reduced by the amount of such mandatory prepayment; provided, however, such reduction shall not exceed $100,000,000.00. In the event of a Mandatory Prepayment Event under Section 6.2.2(a)(i) or (ii) hereof, the Revolving Commitment shall not be reduced by any amount.”

11. Sections 6.2.2(a)(ii) and (iii) are hereby amended in their entirety to be and read as follows:

(ii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program; (y) any issuance by a Subsidiary to the Company or another Subsidiary to the Company or another Subsidiary or (z) if waived by the Required Lenders, any issuance of Capital Securities in connection with a Change of Control of any Loan Party), in an amount equal to 100% of such Net Cash Proceeds (except to the extent such proceeds are intended to be, and in fact are, reinvested within 180 days from such date of issuance).

(iii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 11.1(a) through (j) and (l) hereof), in an amount equal to 100% of such Net Cash Proceeds to the extent not used for acquisitions by a Loan Party within one hundred eighty (180) days thereafter.

12. The reference to “Collateral Agent” in Section 7.4 of the Credit Agreement shall be deleted and in Section 11.11 of the Credit Agreement the references to “Collateral Agent” shall be deleted and replaced with “Administrative Agent”.

13. Section 7.5 of the Credit Agreement is hereby amended in its entirety to be and read as follows:

7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 5, Section 8.7 or 15.6, (ii) payments of interest on any Affected Loan or, (iii) payments to LaSalle with respect to the letter of credit supporting an existing IRB or (b) its participation in any Letter of Credit in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

14. Section 9.15 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

9.15 Environmental Matters. The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, except for the Freeport Facility, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except for Titan Tire Corporation (only with respect to the Freeport Facility after the closing of the Goodyear Acquisition, if such closing occurs), no Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or, to the best of Company’s knowledge, have released, leaked, disposed of or otherwise discharged Hazardous Substances.

15. Section 9.23 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

9.23 Subordinated Debt. The Subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Administrative Agent and the Lenders.

16. Section 10.1.5(a) of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

(a) the Company shall deliver a Borrowing Base Certificate within twenty-five (25) days after the end of each calendar month if during such month the average daily balance of the Revolving Outstandings exceeded $175,000,000.00;

17. Section 10.6 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

10.6 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely to pay off GE Capital and to refinance existing debt of the Company; to fund and to pay for the Goodyear Acquisition or other acquisitions approved by the Required Lenders, for working capital purposes, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

18. Section 10.1.8 of the Credit Agreement is hereby amended in its entirety to be and read as follows:

10.1.8 Debt Notices. Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Debt in excess of $2,000,000.00.

19. Section 10.14 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

10.14 Subsidiaries’ Assets. Not permit any Subsidiaries other than a Foreign Subsidiary or a Domestic Subsidiary to own assets having an aggregate book value which is greater than 130% of that aggregate amount expressed in Schedule 9.24.

20. Section 11.1 of the Credit Agreement is hereby amended by (i) changing the amount “$3,000,000.00” in Section 11.1(b) and Section 11.1(j) to “$6,000,000.00” and (ii) inserting the following Sections (k) and (l) at the end thereof:

(k) the Debt Offering.

(l) Debt incurred in connection with the acquisition of the Brownsville Facility for a purchase price not in excess of $18,000,000.

21. Section 11.2 of the Credit Agreement is hereby amended by: (i) amending the introductory paragraph of said Section 11.2 in its entirety to be and read as follows:

“11.2 Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired) including without limitations the Freeport Facility, except:”

(ii) changing the amount “$3,000,000.00” as set forth in Section 11.2(b)(i) thereof to “$6,000,000.00”; and
(iii) inserting the following Section 11.2(i) at the end of such Section 11.2:

“(i)	a Lien on the Brownsville Facility in connection with the Debt described in Section 11.1 (l) hereof.”

22. Section 11.3 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“11.3 Operating Leases. Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $12,000,000.00 in any Fiscal Year, except in any Fiscal Year when prepayment described in Section 11.4(e)(vi) may occur.”

23. Section 11.4 of the Credit Agreement is hereby amended by (i) amending Section (b) thereof in its entirety to be and read as follows: “purchase or redeem any of its Capital Securities in excess of $2,000,000.00 in the aggregate in any Fiscal Year”; (ii) amending in its entirety (iii) in the last sentence of Section 11.4 to be and to read as follows: “(iii) the Company may pay in whole or in part any IRB at any time” and (iii) inserting the following sentence immediately after the last sentence of Section 11.4: “Notwithstanding the foregoing, at any time when, and as long as: (x) after giving effect to the actions described in Sections (a) through (e) above, the Revolving Outstandings are less than $100,000,000.00, and (y) no Default or Event of Default has occurred and is continuing, then the Company may make restricted payments as set forth in Sections (a) through (e) above in an amount not in excess of $50,000,000.00 in the aggregate during the term hereof.”

24. Section 11.5 of the Credit Agreement is hereby amended by: (i) deleting the word “Agents’” in Section 11.5(b) thereof and replacing it with the words “Required Lenders’”; and (ii) adding the following sentence to the end of Section 11.5 of the Credit Agreement to be and read as follows:

“The Goodyear Acquisition is expressly permitted but only in accordance with the terms and conditions of the Asset Purchase Agreement and provided that Administrative Agent shall have received evidence at or before such closing that the assets to be acquired are free of all material liens or encumbrances. The Administrative Agent shall have the right to approve any material amendments to the Asset Purchase Agreement from and after the Effective Date and shall receive from Borrower, as soon as practical and in any event prior to the disbursement of any Revolving Loans to fund the Goodyear Acquisition, a copy of all amendments to the Asset Purchase Agreement.”

25. Section 11.7 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“11.7 Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) other than in the ordinary course of business and which is on fair and reasonable terms which are no less favorable than are obtainable from any Person which is not one of its Affiliates. In addition, if any such transaction or series of related transactions involves payments in excess of $2,000,000.00 in the aggregate, the terms of these transactions if not previously disclosed in Schedule 11.7 must be disclosed in advance to Agents. All such transactions existing as of the date hereof are described on Schedule 11.7. No Loan Party shall enter into any lending or borrowing transaction with any employees of any Loan Party, except loans to their respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes and stock option financing up to a maximum of $500,000.00 in the aggregate at any one time outstanding.”

26. Section 11.10 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“11.10 Business Activities; Issuance of Equity. Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged on the date hereof and businesses reasonably related thereto and shall not and not permit any other Loan Party to change its business objectives, purchases, or operations if such activities could in any way adversely effect the repayment of the Loans or any other Debt or could reasonably be expected to result in a Material Adverse Effect. Not, and not permit any other Loan Party to, issue any Capital Securities other than (a) the Equity Offering; (b) any issuance of shares of the Company’s common Capital Securities pursuant to any employee or directors option program, benefit plan or compensation program; (c) any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 11.4; (d) the issuance of any other Capital Securities as set out in this Agreement (e.g. the Senior Convertible Notes conversion to common Capital Securities); or (e) for a merger or acquisition with the prior written consent of the Administrative Agent, which shall not be unreasonably withheld.”

27. Section 11.12 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

            “Section 11.12 Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under, the IRB, the Foreign Affiliate Loan, or Senior Convertible Notes if, in any case, such amendment, modification or waiver could be adverse to the interests of the Lenders.”

28. Section 11.14.1 of the Credit Agreement is hereby amended in its entirety to be and read as follows:

“11.14.1 Minimum Book Value. Not permit the aggregate book value of Eligible Accounts and Eligible Inventory to: (a) be less than $75,000,000.00 at any time; or (b) be less than $100,000,000.00 at any time during any 30 day period in which the average daily balance of the Revolving Outstandings for such period exceeds $100,000,000.00.”

29. Section 11.14.2 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“11.14.2 Fixed Charge Coverage Ratio. In the event the average daily balance of the Revolving Outstandings exceeds $175,000,000.00 during any 30 day period ending during any Fiscal Quarter, not permit the Fixed Charge Coverage Ratio for the Computation Period ending on the last day of such Fiscal Quarter to be less than 1.0 to 1.0.”

30. Section 11.14.3 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“11.14.3 Collateral Coverage. Not permit (a) the sum of the Borrowing Base, plus the unrestricted cash of all Obligors; divided by (b) the Revolving Outstandings, to be less than one and one-quarter (1.25).”

31. Section 11.17 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“11.17 Inventory. From and after December 31, 2005, not permit Inventory having an aggregate book value exceeding Sixty Million and No/100 Dollars ($60,000,000.00) at any time to be in a location or locations other than the Mortgaged Real Property, the Brownsville Facility, the Freeport Facility (after the closing of the Goodyear Acquisition, if such closing occurs), and that facility currently occupied by Titan Wheel Corporation of Virginia as its principal place of business; provided, however, that Inventory at the Brownsville Facility shall be excluded from such cap only in the event Administrative Agent has received with respect thereto a Landlord’s Waiver in a form acceptable to Administrative Agent or, in the event the Brownsville Facility is acquired by Borrower and encumbered by a mortgage, Administrative Agent has received a Mortgagee’s Waiver in a form acceptable to it.”

32. Section 13.1.13 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“Section 13.1.13 Intentionally Omitted.”

33. Section 15.1 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“15.1 Waivers, Amendments and Replacement of Lenders.

15.1.1. Waivers and Amendments. No delay on the part of any Agent, or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other rights, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; or (d) change the definition of Required Lenders, any provisions of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Sections 6.2.2 or 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Required Lenders. No party may be released from its obligations under the Guaranty nor may all or any substantial part of the Collateral granted under the Collateral Documents be released, without, in each case, the written consent of the Required Lenders. No provision of Section 14 or other provision of this Agreement affecting any Agent in its capacity as such shall be amended, modified or waived without the consent of the such Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.

15.1.2. Replacement of Dissenting Lenders. In the event any Lender does not agree to any amendment, modification, waiver, or consent that was otherwise duly approved pursuant to the terms of this Agreement (the “Dissenting Lenders”), then the Company and/or Administrative Agent may designate one or more financial institution, which may or may not be a Lender, which is acceptable to the Company, Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “New Lender”) to purchase the Loans of such Dissenting Lenders and such Dissenting Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Dissenting Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Dissenting Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Dissenting Lenders and any other amounts payable to such Dissenting Lenders under this Agreement, and to assume all the obligations of such Dissenting Lenders hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Dissenting Lenders shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Dissenting Lenders prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the New Lenders shall succeed to the rights and obligations of such Dissenting Lenders hereunder. Each Dissenting Lender shall sell its Loan as set forth in this Section 15.1 and use reasonable efforts to cooperate therewith. An existing Lender who is not a Dissenting Lender shall be an acceptable New Lender.”

34. The last sentence of Section 15.9 of the Credit Agreement is hereby amended by deleting therefrom the phrase “; provided that GE Capital may not be referenced in any such advertising materials without GE Capital’s prior written consent”.

35. Amended Schedules 9.8, 9.16, 9.17, 9.21, 9.24, 11.1 and 11.2 each in the form attached to this Second Amendment as Schedules 9.8, 9.16, 9.17, 9.21, 9.24, 11.1 and 11.2, respectively, are hereby made a part of the Credit Agreement in substitution of their counterparts which were originally attached hereto.

36. Amended Annex “A”, Annex “B”, Exhibit “A”, Exhibit “B” and Exhibit “C” each in the form attached to this Second Amendment as Annex “A”, Annex “B”, Exhibit “A”, Exhibit “B” and Exhibit “C”, respectively, are hereby made a part of the Credit Agreement in substitution and replacement of their counterparts which were originally attached hereto.

37. The effectiveness of this Second Amendment is subject to the satisfaction of all of the following conditions precedent:

(a) Lenders shall have accepted this Second Amendment in the spaces provided for that purpose below.

(b) The Guaranty and Collateral Agreement shall have been (i) amended by the parties thereto to (x) add, but only after the closing of the Goodyear Acquisition, if such closing occurs, Titan Tire Corporation of Freeport as a Grantor and Guarantor; and (y) delete GE as a party thereto, and (ii) reaffirmed by the Grantors.

(c) The Lenders shall have received from the Company new Notes in the amount of $200,000,000.00 executed in connection with this Second Amendment.

(d) The Company and the Loan Parties shall be in full compliance with the terms of the Loan Documents and no Event of Default or Default shall have occurred or be continuing after giving effect to this Second Amendment.

(e) All other legal matters incident to the execution and delivery hereof contemplated hereby and to the transactions contemplated hereby (including the delivery of ancillary documentation requested by Agent as set forth in the Closing Checklist delivered to the Company on or before the date hereof except for those deliveries relating to the Goodyear Acquisition that need only be delivered to the Agent upon the closing thereof, if such closing occurs) shall be satisfactory to the Lenders and their respective counsel.

Upon the date all of the foregoing conditions precedent have been satisfied, this Second Amendment shall take effect (the “Effective Date”). Thereupon, the LaSalle Bank National Association shall cancel and return to the Company the Notes which were originally delivered to it and GE Capital by the Company at the Closing of the Credit Agreement.

38. In order to induce the Lenders to execute and deliver this Second Amendment, the Company hereby represents to the Lenders: (a) that immediately after giving effect to this Second Amendment, each of the representations and warranties by Company set forth in Section 9 of the Credit Agreement as amended hereby (except those representations that relate expressly to an earlier date) are and shall be true and correct (except that the representations contained in Section 9.4 shall be deemed to refer to the most recent financial statements of the Company delivered to Lenders pursuant to Section 10.1 of the Credit Agreement) and that Company and the Subsidiaries are and shall be in full compliance with the terms of the Credit Agreement as so amended and the Loan Documents and that no Event of Default or Default shall be continuing or shall result after giving effect to this Second Amendment; and (b) that the negative EBIT of Goodyear Tire’s farm tire division based at the Freeport Facility (calculated without a charge or deduction for pension costs or the expense of retiree medical benefits) for its most recently ended fiscal year did not exceed $20,000,000; provided, however, that this representation shall only be deemed to have been made if the Goodyear Acquisition closes.

39. As further consideration for the Lenders to execute and deliver this Second Amendment, the Company hereby represents, warrants and agrees that Lenders and Administrative Agent are in full compliance with all of the terms of the Credit Agreement and other Loan Documents as of the date hereof and hereby waives any claims of any kind that it may now possess or which otherwise relate to any act or omissions of the Lenders or Administrative Agent at any time prior to the date hereof.

40. This Second Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. Except as specifically waived or amended hereby, all of the terms and conditions of the Credit Agreement shall stand and remain unchanged and in full force and effect. The Credit Agreement, as amended hereby and all rights and powers created thereby and thereunder or under such other documents are in all respects ratified and confirmed. No reference to this Second Amendment need be made in any note, instrument or other document making reference to the Credit Agreement, any reference to the Credit Agreement in any such note, instrument or other document (including, without limitation, the Loan Documents) to be deemed to be a reference to the Credit Agreement as amended hereby.

This Second Amendment shall be binding upon and enure to the benefit of the Lenders and the Company and their successors and assigns.

This Second Amendment shall be construed and governed by and in accordance with the laws of the State of Illinois (without regard to principles of conflicts of laws).